Exhibit 10.7

November 12, 2019

Dr. Cheryl Dyer

Via Email Delivery

Re: Separation Agreement

Dear Cheryl:

This letter sets forth the substance of the separation agreement (the “Agreement”) that SenesTech, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date. Your last day of employment with the Company was November 11, 2019 (the “Separation Date”). On the Separation Date, the Company paid you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.

2. Severance Benefits. If you timely sign this Agreement and allow the releases set forth herein to become effective, and comply with your obligations hereunder, then the Company will provide you with the severance benefits set forth in your June 30, 2016 employment agreement with the Company (the “Employment Agreement”) for a termination without Cause:

(a) Severance Pay. The Company will pay you the equivalent of twelve (12) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Severance Pay”), paid in the form of salary continuation over the twelve (12) month period following the Separation Date. The Severance Pay shall start on the first regular Company payroll date that falls on or after the 60th day following the Separation Date, with the first payment to include those payments that you otherwise would have been paid during such 60-day period.

(b) COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) November 30, 2020; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event.

(c) Acceleration. The Company will accelerate the vesting on all of your outstanding equity awards such that you will be deemed fully vested in all such awards. Your equity interests shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and plan documents.

3. Sale bonus. Pursuant to your Employment Agreement, you will remain eligible for a Sale Bonus, as defined in the Employment Agreement, if a Sale of the Company (as defined in the Employment Agreement) occurs within twelve (12) months after the Separation Date, subject to the terms and conditions set forth in the Employment Agreement.

4. Extension of Exercise Period. If you timely sign this Agreement and allow the releases set forth herein to become effective, then the Company will extend the exercise period on your equity awards through November 11, 2022 (but in no event past the term of the applicable equity award).

5. Transitional Matters. As a precondition to your receipt of the severance benefits described in this Agreement, you are required to cooperate promptly and thoroughly with respect to any request the Company may reasonably make for information about the status of any work you were performing for the Company prior to your being placed on paid administrative leave.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You acknowledge and agree that you have not earned, are not owed and will not receive, any annual bonus for 2019. You further acknowledge that upon receipt of the severance benefits set forth in this Agreement, you will have received all severance benefits you are entitled to receive from the Company, whether under the Employment Agreement or otherwise.

7. Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. By signing below, you represent and warrant that you have returned to the Company all Company documents (and all copies thereof) and other Company property in your possession or control. You further represent that you have made a diligent search to locate any such documents, property and information. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Separation Date, if requested by the Company, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the severance benefits provided hereunder.

9. Proprietary Information Obligations. As a precondition to your receipt of the severance benefits set forth herein, you are required to execute the Employee Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A, as well as any other documents requested by the Company to ensure assignment of intellectual property to the Company.

10. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees that the members of its Board of Directors and Company officers will not disparage you in any manner likely to be harmful to your personal or professional reputations; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

11. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in bringing or pursuing any claim or action of any kind against the Company or its parents, subsidiaries, affiliates, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law. In addition, you agree to execute all documents (if any) necessary to carry out the terms of this Agreement, such as but not exclusive of assignments, declarations and other documents necessary for procurement and enforcement of IP rights globally.

12. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

13. Your Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Fair Employment and Housing Act (as amended), and all state law claims under Arizona law.

(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for this waiver is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you will have at least twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of this Agreement (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d) Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for defense and/or indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission or any other Government Agency, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

14. The Company’s Release of Claims. In exchange for your execution of this Agreement, including the release you are granting pursuant to Section 13 above, the Company generally and completely releases you, your heirs, agents, and attorneys from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement; provided, however, that this release shall not extend to claims arising at any time from your contractual and statutory obligations to refrain from the unauthorized use or disclosure of proprietary or trade secret information belonging to the Company, nor to any claims arising at any time from your willful misconduct that causes material injury to the Company or its shareholders. (These two exceptions shall, collectively, be deemed “the Exceptions.”) The Company represents that it has no present intention to bring claims against you that fall within the Exceptions. The Company understands that its release extends to all known and unknown claims, and the Company acknowledges that it has read and understands Section 1542 of the California Civil Code, which reads as noted in Section 13(d) above. The Company expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction or similar effect with respect to its release of any unknown or unsuspected claims herein.

15. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and, to your knowledge, have not suffered any on-the-job injury for which you have not already filed a claim.

16. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved, to the greatest extent permitted by law, by confidential, final and binding arbitration conducted before a single arbitrator with the American Arbitration Association (“AAA”) in Flagstaff, Arizona or Phoenix, Arizona under AAA’s then-applicable arbitration rules. The parties acknowledge that, by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear the arbitration association’s arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

17. Attorneys’ Fees. As an additional benefit to you under this Agreement, the Company will pay, directly to your counsel, up to $20,000 in documented attorneys’ fees incurred by you in connection with the negotiation of this Agreement.

18. General. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Arizona as applied to contracts made and to be performed entirely within Arizona.

If this Agreement is acceptable to you, please sign below and return the original to me. You must return this signed Agreement, with the revocation period having elapsed, within sixty (60) days.

I wish you good luck in your future endeavors.

Sincerely,

Senestech, Inc.

By:	/s/ Jamie Bechtel
Jamie Bechtel, Director

Exhibit A – Proprietary Information and Inventions Agreement

Accepted and Agreed:

/s/ Cheryl A. Dyer, Ph.D.
Cheryl Dyer

12/17/19
Date

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